EXHIBIT 107

Calculation of Filing Fee Table

FORM F-4

(Form Type)

HSBC Holdings plc

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit[1]	Maximum Aggregate Offering Price[1]	Fee Rate	Amount of Registration Fee[2]

Newly Registered Securities

Fees to Be Paid	Debt	7.625% Subordinated Notes Due 2032[3]	457(f)	$590,079,543	100%	$590,079,543	$92.70 per $1 million	$54,508.92

	Debt	7.35% Subordinated Notes Due 2032	457(f)	$266,055,165	100%	$266,055,165	$92.70 per $1 million	$24,576.99

	Debt	6.5% Subordinated Notes Due 2036	457(f)	$2,223,910,000	100%	$2,223,910,000	$92.70 per $1 million	$205,434.91

	Debt	6.8% Subordinated Notes Due 2038	457(f)	$1,692,292,500	100%	$1,692,292,500	$92.70 per $1 million	$156,326.45

	Debt	6.5% Subordinated Notes Due 2037	457(f)	$2,793,325,000	100%	$2,793,325,000	$92.70 per $1 million	$258,034.93

	Total Offering Amounts					$ 7,565,662,208

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Registration Fee Due							$698,882.21

[1]	Represents the proposed maximum offering price of all notes to be offered in the exchange offer to which this Registration Statement relates.
[2]

Calculated in accordance with Rule 457(f) under the Securities Act of 1933, as amended (based on the market value of the consideration to be received in exchange for the Exchange Notes offered hereby, less the cash consideration to be paid by the Registrant).

[3]	Represents the market value of both the A Original 7.625% Notes due 2032 and the B Original 7.625% Notes due 2032 (each as defined in this Registration Statement) combined.